EXHIBIT 99.3

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005.

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO .

FDIC Certificate No. 35570

SterlingSouth Bank & Trust Company

North Carolina	56-2154572
State of Incorporation	Employer Identification Number

3202 Northline Avenue

Greensboro, North Carolina 27408

Telephone: (336) 433-5226

Securities registered under Section 12(b) of the Act: None.

Securities registered under Section 12(g) of the Act: Common Stock, $5.00 par value.

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒    No  ☐

Check if no disclosure of delinquent filers in response to Item 405 of Regulation S-B is contained in this form, and no disclosure will be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)

Yes  ☐     No  ☒

Revenues for the fiscal year ended December 31, 2005, were $8,374,000.

The aggregate market value of the voting stock held by non-affiliates of the Registrant at March 15, 2006, was approximately $20.7 million. There were 1,273,276 shares of Registrant’s Common Stock outstanding at March 15, 2006.

The document incorporated by reference is the Registrant’s annual report to security holders for the fiscal year ended December 31, 2005.

PART I

Item 1 — Description of business

Corporate history. SterlingSouth Bank & Trust Company (the “Bank”) is a North Carolina-chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. The Bank is not a member of the Federal Reserve System. The Bank was incorporated on October 9, 2000, and began operations on October 16, 2000. At December 31, 2005, the Bank had total assets of $157.6 million, total deposits of $132.7 million, and shareholders’ equity of $13.1 million.

Business of the Bank. The primary purpose of the Bank is to serve the banking needs of individuals and businesses in Guilford County. The Bank offers all of its customers the highest level of personalized, private banking services with a focus on the needs of individuals, families, and businesses who desire service-oriented banking in a stable, community bank environment. All decisions and product offerings are made in the best interest of its customers while providing an acceptable return for the shareholders of the Bank. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; business vehicle and equipment leasing; safe deposit boxes; and other associated services. The Bank uses the most current technology to satisfy the banking needs of its customers.

Market area and competition. The Bank’s market area is an area located in north central Greensboro, North Carolina. Greensboro is the county seat of Guilford County, which is located in the north central piedmont region of North Carolina. Guilford County is the third most populous county in North Carolina with an estimated population of over 438,700 in 2004. The largest city in Guilford County is Greensboro. The Metropolitan Statistical Area, which includes Greensboro, High Point and Winston-Salem, had an estimated population of over 1.1 million in 2004. The market area is served by Interstate Highways 40 and 85, US Highways 29,70, 311, 220 and 421, and NC Highways 21, 68 and 150. Greensboro is on the main line of the Norfolk Southern Railroad. National and regional airlines are served by the Piedmont Triad International Airport.

Guilford County’s median family income in 2003 was estimated at $50,654. Within the three-mile radius of the office site of the Bank, 14.5% of the total population has an annual household income above $100,000. In 2000, estimated gross retail sales in Greensboro exceeded $5.2 billion.

Guilford County has a good balance in work force opportunities. The major non-governmental employment sectors were retail (10.7%), services (35.6%), manufacturing (14.7%), financial (8.7%), and transportation and warehouse (8.0%). Approximately 10.3% of the work force is employed in governmental positions.

Commercial banking in North Carolina is extremely competitive due to state laws that allow statewide branching. As of June 30, 2005, there were 134 branches in Guilford County operated by 23 commercial banks, including the Bank, and two savings institutions. Approximately $6.9 billion in deposits were located in Guilford County on that date, and deposits of the Bank on that date were $114.9 million. Thus the Bank has significant competition in its market for deposits and loans from other depository institutions. Many of its competitors have substantially greater resources, broader geographic markets, and higher lending limits than the Bank and offer some services the Bank does not provide.

The Bank competes not only with financial institutions based in North Carolina, but also with out-of-state banks and bank holding companies, and other out-of-state financial institutions that have an established market presence in both the state as a whole and in Guilford County. Many of the financial institutions operating in North Carolina are engaged in local, regional, national, and international operations, and they have more assets and personnel than the Bank. The Bank competes with the major super-regional bank holding companies. Because of their greater resources, those institutions are able to perform certain functions for their customers, including trust and investment banking services, that the Bank is not equipped to offer directly, although it does offer some of those services through its correspondent banks.

Additionally, with the elimination of restrictions on interstate banking, the Bank may be required to compete with out-of-state financial institutions not presently in its market area. The Bank also competes with credit unions, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as the Bank, in attracting deposits and making loans. In particular, credit unions have been permitted to expand their membership criteria and expand their loan services to include such traditional bank services as commercial lending.

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The Bank believes it has sufficient capital to support its current operations. The Bank intends to continue to solicit retail deposits from consumers, principally in the form of certificates of deposit and money market accounts, and small businesses, principally in the form of demand deposits and money market accounts. These deposits will be actively sought in order to provide funding for anticipated loan demand. Bank management is committed to keeping its focus on its stated market plan of developing relationships with small businesses, residential builders, medical and dental professionals and consumers.

Supervision and Regulation. The Bank is extensively regulated under both federal and state law by various state and federal governmental agencies, such as the North Carolina Banking Commission (the “Commission”) through the North Carolina Commissioner of Banks (the “Commissioner”), and the FDIC. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state and local economic conditions. Changes in governmental economic and monetary policies may affect the ability of the Bank to attract deposits and make loans. Its operations are also affected by changes in state and federal law, regulatory policies and governmental monetary and fiscal policies, any of which could have a detrimental effect on profitability.

The Bank is subject to examination and supervision by the FDIC and the Commission. The FDIC monitors the Bank’s compliance with several federal statutes such as the Community Reinvestment Act of 1977 and the Interlocks Act. The FDIC has broad enforcement authority to prevent the continuance or development of unsound and unsafe banking practices, including the issuance of cease-and-desist orders and the removal of officers and directors. The FDIC must approve the establishment of branch offices, conversions, mergers, assumption of deposit liabilities between insured banks and uninsured banks or institutions, and the acquisition or establishment of certain subsidiary corporations. The FDIC can prevent capital or surplus diminution in such transactions where the deposit accounts of the resulting, continuing or assumed bank are insured by the FDIC.

Any depository institution that has been chartered less than two years, is not in compliance with the minimum capital requirements of its primary federal banking regulator (currently the FDIC), or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During this 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of such director or employment of such officer. The Bank is not subject to any such requirements.

The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” primarily including management, employees and agents of a financial institution, as well as independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the primary federal banking agency to be appropriate.

The Bank is subject to capital requirements and limits on activities established by the FDIC. Under the capital regulations, the Bank generally is required to maintain Tier 1 risk-based capital, as such term is defined therein, of 4.0% and total risk-based capital, as such term is defined therein, of 8.0%. In addition, the Bank is required to provide a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to 3%, plus an additional cushion of 1% to 2% if the Bank has less than the highest regulatory rating. The Bank is not permitted to engage in any activity not permitted for a national bank unless (i) it is in compliance with its capital requirements and (ii) the FDIC determines that the activity would not pose a risk to the deposit insurance fund. With certain exceptions, the Bank also is not permitted to acquire equity investments of a type, or in an amount, not permitted for a national bank.

Federal banking law requires the federal banking agencies to take “prompt corrective action” in respect of insured depository institutions that do not meet minimum capital requirements. There are five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized.” and “critically undercapitalized,” as defined by regulations promulgated by the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure,

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undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is below such measures, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not more then 65% of the minimum leverage ratio prescribed by regulation. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

The Bank’s deposits are insured up to $100,000 per insured account by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. The Bank is required to pay deposit insurance assessments set by the FDIC. Under the current assessment rate schedule, the Bank’s assessment will range from no assessment to 0.27% of the Bank’s average deposits base, with the exact assessment determined by the Bank’s capital and the FDIC’s supervisory opinion of its operations. Only the strongest banks are not required to pay an assessment. The Bank’s deposit insurance assessments may increase depending upon the risk category and subcategory to which the bank is assigned. The FDIC assesses insurance premiums on a bank’s deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The FDIC determines the deposit insurance assessment rates on the basis of the bank’s capital classification and supervisory evaluations. Each of these categories has three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are “well capitalized,” “adequately capitalized” and “less than adequately capitalized” (that would include “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” banks). The three subcategories with respect to supervisory concerns are “healthy,” “supervisory concern” and “substantial supervisory concern.” A bank is deemed “healthy” if it is financially sound with only a few minor weaknesses. A bank is deemed subject to “supervisory concern” if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund. A bank is deemed subject to “substantial supervisory concern” if it poses a substantial probability of loss to the Bank Insurance Fund. Any increase in insurance assessments could have an adverse effect on the bank’s earnings. The FDIC has the authority to terminate deposit insurance.

Bank earnings are affected significantly by the policies of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), a federal agency that regulates the money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

Pursuant to regulations of the Federal Reserve, the bank must maintain average daily reserves against its transaction accounts. No reserves will be required to be maintained on the first $7.8 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $7.8 million and $48.3 million, and additional reserves must be maintained on aggregate balances in excess of $48.3 million in an amount equal to 10.0% of the excess. These percentages are subject to adjustment by the Federal Reserve. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of December 31, 2005, the bank met its reserve requirements.

Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the federal bank regulatory agencies, an insured bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those banks. All banks are required to make public disclosure of their CRA performance ratings. The bank received a “satisfactory” rating in its most recent CRA examination.

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Federal law provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Applicable North Carolina statutes permit regulatory authorities to approve de novo branching in North Carolina by institutions located in states that would permit North Carolina institutions to branch on a de novo basis into those states. Federal regulations prohibit an out-of-state bank from using interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the host state communities served by the out-of-state bank.

As a North Carolina-chartered bank, the Bank is also subject to extensive supervision and regulation by the Commissioner. The Commissioner enforces state laws that set specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks. Among other things, the approval of the Commissioner is generally required before a North Carolina-chartered commercial bank may establish branch offices. North Carolina banking law requires that any merger, liquidation or sale of substantially all of the assets of the Bank must be approved by the Commissioner and the holders of two thirds of the Bank’s outstanding common stock.

North Carolina banking laws provide that no person may directly or indirectly purchase or acquire voting stock of the Bank that would result in the change in control of the Bank unless the Commissioner has approved the acquisition. A person will be deemed to have acquired “control” of the Bank if that person directly or indirectly (i) owns, controls or has power to vote 10% or more of the voting stock of the Bank, or (ii) otherwise possesses the power to direct or cause the direction of the management and policy of the Bank.

In its lending activities, the Bank is subject to North Carolina usury laws, which generally limit or restrict the rates of interest, fees and charges and other terms and conditions in connection with various types of loans.

North Carolina banking law requires that bank holding companies register with the Commissioner. The Commissioner must also approve any acquisition of control of a state-chartered bank by a bank holding company. The Board of Directors does not currently intend to create a bank holding company for the Bank.

Effective in 2000, various provisions of the Gramm-Leach-Biley Act (“GLB Act”) eliminated many of the federal and state restrictions on affiliations between banking institutions and securities firms, insurance companies and other financial service providers, which has increased competition in the banking industry. The Bank cannot predict what new federal or state legislation might be enacted or what regulations might be adopted or amended, or if enacted, adopted or amended, their effect on its operations. Any change in applicable law or regulation may have a material effect on its business.

Number of Employees

At December 31, 2005, the Bank had 26 full-time employees.

Item 2 — Description of Property

The Bank is leasing facilities in Greensboro for its headquarters and branch office. The leases are long-term leases. The current banking offices are conveniently located within easy and short access to main thoroughfares and business and residential areas. See Note E in the financial statements in the Registrant’s annual report to shareholders.

Additional branch offices may be opened at later dates if deemed appropriate by the Board of Directors and if regulatory approval can then be obtained. The Board of Directors may acquire property in which a director, directly or indirectly, has an interest. In such event, the acquisition of such facilities for the Bank shall be approved by a majority of the Board of Directors, excluding any individual who may have such an interest in the property.

Item 3 — Legal Proceedings

The Bank is not aware of any material legal proceedings to which it is a party or of which any of its properties is subject.

Item 4 — Submission of Matters to a Vote of Security Holders

No matters were submitted to the shareholders of the Bank during the fourth quarter of 2005.

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PART II

Item 5 — Market for Common Equity and Related Stockholder Matters

In August 2004, the Bank’s common stock commenced trading on the over-the-counter market and is listed on the OTC “Bulletin Board” under the symbol “SSBT.OB”. Prior to December 21, 2004, there was no established public trading market for the common stock and it traded thinly, primarily in privately negotiated transactions. As of March 15, 2006, the Bank had approximately 650 shareholders of record.

The following table shows the high and low prices for each quarter the Bank’s common stock traded on the over-the-counter market, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions:

		Price
Year	Quarterly Period	High	Low
2005	First Quarter	13.00	12.05
	Second Quarter	13.25	12.98
	Third Quarter	13.50	12.85
	Fourth Quarter	17.00	13.50

Restrictions on cash dividends. The Board of Directors anticipates that all or substantially all of the Bank’s earnings in the foreseeable future will be required for development of the Bank’s business. The payment of future cash dividends will be determined by the Board of Directors and is dependent upon the Bank’s earnings, financial condition, business projections, and other pertinent factors. In addition, North Carolina banking law requires that cash dividends be paid only from retained earnings and prohibits the payment of cash dividends if payment of the dividend would cause the Bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the Bank is undercapitalized or insolvent or if payment of the cash dividend would render the Bank undercapitalized or insolvent, and no cash dividend may be paid by the Bank if it is in default of any deposit insurance assessment due to the FDIC. Subject to these same restrictions on the effect on capital, the payment of stock dividends will be considered by the Board of Directors when it is deemed prudent to do so.

Item 6 — Management’s Discussion and Analysis or Plan of Operation

Omitted, per general instruction E. The information required by Item 6 of Part II is incorporated by reference to the Registrant’s annual report to shareholders for the fiscal year ended December 31, 2005, as filed with the FDIC.

Item 7 — Financial Statements

Omitted, per general instruction E. The information required by Item 7 of Part II is incorporated by reference to the Registrant’s annual report to shareholders for the fiscal year ended December 31, 2005, as filed with the FDIC.

Item 8 — Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 8A — Controls and Procedures

As of December 31, 2005, the end of the period covered by this Annual Report on Form 10-KSB, the Bank’s management, including the Bank’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Bank’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934). Based on that evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer each concluded that the Bank’s disclosure controls and procedures were effective as of December 31, 2005. There were no changes in the Bank’s internal controls over financial reporting during the fourth quarter of 2005 that materially affected, or were reasonably likely to materially affect, the banks internal control over financial reporting.

Item 8B — Other Information

None.

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PART III

Item 9 — Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Directors

The following table shows the names, ages at December 31, 2005, and principal occupations during the past five years of the Bank’s Class I, Class II and Class III Directors. Each such person has served as a director of the Bank since the Bank’s incorporation on October 9, 2000, except for Ms Cindy L. Thompson, who was appointed to the Board in May 2004.

Name and age	Principal occupations during the past five years

Listed below are the five persons elected at the 2005 Annual Meeting of Shareholders as Class I Directors for three-year terms expiring in 2008.

Jeffrey L. Beach, 48	President and Chief Executive Officer, Premiere Finishing & Coating, LLC, Reidsville, NC, since 2001; prior to that, Vice President and Director, Revolution Technologies, Inc. (surface technologies), Greensboro, NC.

Dwight M. Davidson III, 50	President, Engineered Plastics, Inc. (custom plastics fabrication), Gibsonville, NC.

Robert M. Peddrick, 55	Partner, Davenport, Marvin, Joyce & Co., LLP (consulting and accounting services) since December 2002; prior to that President, Healthcare Management Group, Inc. (consulting and accounting services for medical and dental practices); both of Greensboro, NC.

Ralph N. Strayhorn III, 51	President and Chief Executive Officer, SterlingSouth Bank & Trust Company, since January 2004; prior to that, Senior Vice President, Investors Title Insurance Company, Chapel Hill, NC since June 2000; prior to that, Executive Vice President, Park Meridian Financial Corporation, Charlotte, NC.

Cindy L. Thompson, 40	Certified Public Accountant and President, Financial Drivers (business and financial consulting) since October 2003; prior to that, Chief Financial Officer and General Manager, Coyne Beahm Advertising; both of Greensboro, NC.

Listed below are the three persons elected at the 2003 Annual Meeting of Shareholders as Class II Directors for three-year terms expiring in 2006.

Charles T. Hagan III, 57	Member, Nexson Pruett Adams Kleemeier, PLLC (law firm), Greensboro, NC.

Robert N. Johnston, 42	President, Johnston Properties, Inc. (real estate), Greensboro, NC.

Randall R. Kaplan, 49	Chief Executive Officer and Member, Capsule Group, LLC (car wash chain and real estate development).

Listed below are the four persons elected at the 2004 Annual Meeting of Shareholders as Class III directors for terms expiring in 2007.

Frank Brenner, 52	President and Member, Atlantic Scrap and Processing, L.L.C., Kernersville, NC, since 2001; prior to that, Secretary/Treasurer, Greensboro Plumbing Supply, Greensboro, NC, since December 2000; prior to that, Regional Manager, Recycling Industries, Kernersville, NC.

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Ann E. Kroupa, 59	Retired; former Vice President of Sales Operations, Lucent Technologies (Global Commercial Markets division), Greensboro, NC.

P. Harold O’Tuel, 67	President and owner, NB Corporation d/b/a Greensboro Industrial Platers (metal finishing); President and owner, Manhasset Corporation d/b/a Brame International (textile parts manufacturer); President and owner, Aspen Gate Corporation (real estate development); and President and owner, Plandome Properties, LLC (real estate development); all of Greensboro, NC.

Thomas R. Sloan, 61	Consultant, retired Chairman, Essilor Laboratories of America (ophthalmic lenses and supplies); Greensboro, NC.

No director or principal officer is related to another director or principal officer. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Executive Officers

Other than Ralph N. Strayhorn III, President and Chief Executive Officer of the Bank, whose information appears above under the description of the Class I Directors, the principal executive officers of the Bank and their ages at December 31, 2005 are:

Name and age	Principal occupation over the last five years
Thomas M. Nelson, 49	Executive Vice President and Chief Credit Officer, SterlingSouth Bank & Trust Company since May 2000; prior to that, Senior Vice President, Bank of America, Charlotte, NC.

Patricia M. Strickland, 55	Senior Vice President and Chief Operations Officer, SterlingSouth Bank & Trust Company since August 2000; prior to that, Senior Vice President and Chief Operations Officer, Independence Bank, Kernersville, NC.

Audit Committee Financial Expert

Ms. Cindy L. Thompson has been appointed as the audit committee financial expert. Her qualifications to serve as the audit committee financial expert are listed under the description of the Class I Directors above.

Audit Committee

The Audit Committee is responsible for insuring that the Board receives objective information regarding Bank policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Bank activities as the Board may direct. The Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The members of the Audit Committee during 2005, each of whom satisfied the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc., were Directors Thompson (Chair), Johnston, Kroupa and Peddrick.

Director Nominations

The Bank does not have a Nominating Committee or a Nominating Committee charter. No nominations are contemplated because the Bank has entered into a definitive agreement to be acquired by BNC Bancorp, Thomasville, North Carolina. The Bank has made no changes to the procedures by which security holders may recommend nominees to the Board which were described in the proxy statement for the 2005 annual meeting.

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Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Bank are required by federal law to file reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of the Shares. To the Bank’s knowledge, all such required reports have been timely filed, except for Director Randal Kaplan who filed one transaction late.

Code of Ethics

The Bank has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Federal Deposit Insurance Corporation. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Bank’s corporate website located at http://www.sterlingsouth.com. The Bank may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Form 10KSB.

Item 10 — Executive Compensation

Board Fees

During 2005, no fees were paid to directors. In 2006, it is not expected that the Board will receive compensation.

Cash Compensation. The cash and cash equivalent compensation paid by the Bank during the three fiscal years ended prior to December 31, 2005 to each executive officer who earned in excess of $100,000 is as follows:

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-term compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other annual comp ($) (1)	Options (#)	All Other Comp ($) (2)
Ralph N. Strayhorn III	2005	160,000		50,000		- 0 -	- 0 -	2,100
President and CEO	2004	131,025	(3)	48,000	(4)	- 0 -	36,000	10,086	(5)
Thomas M. Nelson	2005	122,200		20,000		- 0 -	- 0 -	1,317
Executive Vice President	2004	115,624		10,000	(6)	- 0 -	- 0 -	1,156
and Chief Credit Officer	2003	105,160		10,000	(7)	- 0 -	- 0 -	1,050
Patricia M. Strickland	2005	100,000		12,500	(8)	- 0 -	- 0 -	1,000
Senior Vice President	2004	93,750		10,000	(6)	- 0 -	- 0 -	935
and Chief Operations Officer	2003	85,163		10,000	(7)	- 0 -	- 0 -	850

(1)	The value of non-cash compensation paid to the officer during the fiscal years disclosed did not exceed 10% of the officer’s cash compensation.

(2)	Unless otherwise noted, consists entirely of matching contributions made by the Bank to the named officer under the Bank’s 401(k) Plan.

(3)	Mr. Strayhorn was employed in January 2004.

(4)	Consists of $20,000 signing bonus provided in the officer’s employment agreement and $28,000 bonus for performance in 2004 that was paid in 2005.

(5)	Consists of $9,389 for housing allowance provided in the officer’s employment agreement and $697 in matching contributions made by the Bank to the named officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan).

(6)	Bonus paid in 2005 for performance in 2004.

(7)	Bonus paid in 2003 for performance in 2003.

(8)	Bonus paid in 2006 for performance in 2005.

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Options granted. No stock options to purchase shares of the Common Stock were granted to the named executive officers during 2005.

Options Held. The following table contains information with respect to stock options to purchase shares of the Common Stock held by the named executive officers during 2005.

Aggregated Option Exercises in 2005 and December 31, 2005, Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at December 31, 2005 Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at December 31, 2005(1) Exercisable/Unexercisable
Ralph N. Strayhorn III	- 0 -	- 0 -	36,000	- 0 -	$216,000	- 0 -
Thomas M. Nelson	- 0 -	- 0 -	12,700	800	$76,200	$4,800
Particia M. Strickland	- 0 -	- 0 -	7,500	- 0 -	$45,000	- 0 -

(1)	Value represents the difference between the fair market value ($17.00) and the exercise price for the unexercised options at December 30, 2005.

Employment Agreements

Terms of the agreements. The Bank has entered into employment contracts with Ralph N. Strayhorn III, President and Chief Executive Officer of the Bank (the “Strayhorn Agreement”), Thomas M. Nelson, Executive Vice President of the Bank (the “Nelson Agreement”), and Patricia M. Strickland, Senior Vice President of the Bank (the “Strickland Agreement” and with the Strayhorn and Nelson Agreements, the “Agreements”). The Strayhorn Agreement became effective January 26, 2004 for a term that expires on December 31, 2006. On December 31, 2006 and each anniversary of that date, the term of the Strayhorn Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Agreement shall not be further extended. No such notice has been given by either party. Under the Strayhorn Agreement, Mr. Strayhorn is eligible for annual bonuses of up to 40% of his then current annual base salary. While he is employed by the Bank and for two years following termination of employment, the Strayhorn Agreement prohibits the officer from competing with the Bank. The Strayhorn Agreement also provides that the Bank will pay the officer’s initiation and membership fees at the Greensboro Country Club and his annual dues and Continuing Legal Education expenses to maintain his North Carolina law license. Under the Strayhorn Agreement, the officer is given a purchase allowance of $25,000 to acquire a late model automobile owned by the Bank with replacement pursuant to the policies of the Bank. While Mr. Strayhorn’s employment is “at will,” if his employment is terminated without cause, as defined in the Strayhorn Agreement, the officer is entitled to receive his base salary for the remaining term of the Strayhorn Agreement.

The Nelson and Strickland Agreements became effective March 30, 2004. The Nelson and Strickland Agreements prohibit each officer from competing with the Bank during employment and for one year following termination of employment. Under the Strickland Agreement, this non-compete period is terminated if the Bank is acquired by another bank (so it will not be applicable if the proposed merger with Bank of North Carolina is completed). The Nelson Agreement provides that the Bank will pay his membership fees in appropriate civic clubs. While each officer’s employment is “at will,” if either officer’s employment is terminated without cause, as defined in the Nelson and Strickland Agreements, each officer is entitled to receive a payment or payments equal to the officer’s then current base salary for twelve months.

Under the Agreements, each officer is also entitled to all fringe benefits generally provided by the Bank to its employees. The Agreements require each officer to maintain the confidentiality of the Bank’s records. The officers have the option to terminate the Agreements upon ninety days’ written notice to the Bank. Under the Agreements, the officers receive an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board. Mr. Strayhorn’s compensation for 2006 has been established at $170,000. Mr. Nelson’s compensation for

10

2006 has been established at $135,000, and Ms. Strickland’s compensation for 2006 has been established at $105,000.

Change of control provisions. The Strayhorn and Nelson Agreements provide for certain payments to those officers upon any change of “control” of the Bank. “Control” is defined, under the Strayhorn and Nelson Agreements, to mean any of the following events:

(i) Any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

(ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Upon any such change in control, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after such change in control, he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under the applicable Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location.

Upon his termination of employment following a change in control, whether voluntary or involuntary, each Agreement provides each officer with a payment in an amount equal to a multiple of his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. The multiple for Mr. Strayhorn is 2.99 and for Mr. Nelson is 2.0. This compensation is payable, at the Bank’s option, either by lump sum or in 12 equal monthly installments. The Bank has the right, under the Strayhorn and Nelson Agreements, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank.

Item 11 — Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

To the Bank’s knowledge, as of December 31, 2005, no shareholder owned more than five percent of the Shares other than Harold O’Tuel and Thomas Sloan, directors of the Bank. The following table sets forth certain information as to these shareholders:

Name and address of Shareholder	Shares Currently Beneficially Owned	Percent of Shares Beneficially Owned(1)
P. Harold O’Tuel, Jr.	72,000	5.5%
Post Office Box 29044
Greensboro, NC 27429
Thomas R. Sloan	71,500	5.5%
1806 Golden Gate Drive
Greensboro, NC 27405

(1)	The ownership percentage reflected above is calculated based on the total of 1,273,276 shares of common stock issued and outstanding at December 31, 2005, plus the number of Shares that can be issued to that individual within 60 days of December 31, 2005 upon the exercise of stock options and warrants held by the individual.

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The following table shows, as of December 31, 2005, the number of securities of the Bank owned by each director and by all directors and principal officers of the Bank as a group:

Beneficial owner (position)	Shares beneficially owned (1)	Warrants beneficially owned (2)	Percent of the Shares owned (3)
Jeffrey L. Beach (director)	10,500	- 0 -	*
Frank Brenner (director)	60,500	20,000	4.7%
Dwight M. Davidson III (director)	17,400	1,700	1.4%
Charles T. Hagan III (director)	25,500	5,000	2.0%
Robert N. Johnston (director)	28,500	7,000	2.2%
Randall R. Kaplan (director)	57,582	10,000	4.5%
Ann E. Kroupa (director)	17,500	3,000	1.4%
P. Harold O’Tuel, Jr. (director)	72,000	20,000	5.5%
Robert M. Peddrick (director)	20,500	4,000	1.6%
Thomas R. Sloan (director)	71,500	20,000	5.5%
Ralph N. Strayhorn III (director, President & CEO)	66,120	15,000	5.0%
Cindy L. Thompson (director)	2,320	- 0 -	*
Thomas M. Nelson (Executive Vice President)	15,700	1,000	1.2%
Patricia M. Strickland (Senior Vice President)	9,500	500	*
Directors and principal officers as a group (14 persons)	475,122	107,200	31.7%

*	Owns less than one percent of the outstanding Shares.

(1)	For each director listed above, this column includes the following number of shares of Common Stock capable of being issued within 60 days of December 31, 2005: (i) upon the exercise of stock options held by the named individual: Mr. Beach – 5,500; Mr. Brenner – 5,500; Mr. Davidson – 5,500; Mr. Hagan – 5,500; Mr. Johnston – 5,500; Mr. Kaplan – 9,582; Ms. Kroupa – 5,500; Mr. O’Tuel – 5,500; Mr. Peddrick – 5,500; Mr. Sloan – 5,500; Mr. Strayhorn – 36,000; Ms. Thompson – 2,200; Mr. Nelson – 12,700; Ms. Strickland – 7,500; directors and principal officers as a group – 117,482; and (ii) upon the exercise of warrants held by the named individual: Mr. Brenner – 20,000; Mr. Davidson – 1,700; Mr. Hagan – 5,000; Mr. Johnston – 7,000; Mr. Kaplan – 10,000; Ms. Kroupa – 3,000; Mr. O’Tuel – 20,000; Mr. Peddrick – 4,000; Mr. Sloan – 20,000; Mr. Strayhorn – 15,000; Mr. Nelson – 1,000; Ms. Strickland – 500; directors and principal officers as a group – 107,200. To the Bank’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following securities which the individual indicates that he or she shares voting and/or investment power: Mr. Brenner – 25,000; Mr. Davidson – 2,500; Mr. Hagan – 5,000; Mr. Johnston – 14,000; Ms. Kroupa – 969; and directors and principal officers as a group - 47,469.

(2)	This column indicates the number of warrants held by the named individual at December 31, 2005. Each warrant is convertible into one Share.

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(3)	The ownership percentage of each individual is calculated based on the total of 1,273,276 shares of common stock issued and outstanding at December 31, 2005, plus the number of Shares that can be issued to that individual within 60 days of December 31, 2005 upon the exercise of stock options and warrants held by the individual. The ownership percentage of the group is based on the total Shares outstanding plus the number of Shares that can be issued to the entire group within 60 days of December 31, 2005 upon the exercise of all stock options and warrants held by the group.

Change in control

On February 6, 2006, BNC Bancorp (BNC) (Nasdaq: BNCN) and the Bank entered into an Agreement and Plan of Reorganization and Merger pursuant to which BNC will acquire the Bank. The transaction is subject to approval of the shareholders of both BNC and the Bank and approval by federal and state regulatory authorities and other conditions customary for transactions of this type.

Equity compensation plan information

The following table sets forth equity compensation plan information at December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	169,282	$11.05	14,882
Equity compensation plans not approved by security holders	NA	NA	NA
Total	169,282	$11.05	14,882

A description of the Bank’s equity compensation plans is presented in Note L to the financial statements in the Registrant’s annual report to shareholders.

Item 12 — Certain Relationships and Related Transactions

None.

Item 13 — Exhibits

NUMBER	DESCRIPTION
3(i)	Articles of Incorporation (incorporated by reference to Exhibit 3(i) from Registrant’s Registration Statement on Form 10-SB filed in April 2001 [the “Registration Statement”])

3(ii)	Bylaws (incorporated by reference to Exhibit 3(ii) from the Registration Statement).

4	Form of Stock Certificate (incorporated by reference to Exhibit 4 from the Registration Statement)

10.1	Lease Agreement for branch office (incorporated by reference to Exhibit 10A from the Registration Statement)

10.2	2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10B from the Registration Statement)

10.3	2001 Incentive Stock Option Plan (incorporated by reference to Exhibit 10C from the Registration Statement)

10.4	Land lease for main office (incorporated by reference to Exhibit 10.5 from the annual report on Form 10KSB for the year ended December 31, 2001)

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10.5	Employment Agreement with Ralph N. Strayhorn III (incorporated by reference to Exhibit 10.5 from the annual report on Form 10KSB for the year ended December 31, 2004)

10.6	Employment Agreement with Thomas M. Nelson (incorporated by reference to Exhibit 10.6 from the annual report on Form 10KSB for the year ended December 31, 2004)

10.7	Employment Agreement with Patricia Strickland (incorporated by reference to Exhibit 10.7 from the annual report on Form 10KSB for the year ended December 31, 2004)

13	Annual Report to Security Holders (filed herewith)

31.1	Rule 13a-14(a)/15d-14(a) Certification by Principal Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification by Principal Accounting Officer

32	Section 1350 Certifications

Item 14 — Principal Accounting Fees and Services.

The Bank’s independent certified public accountant for the year ended December 31, 2005, was Dixon Hughes PLLC (“Dixon Hughes”), which has also been retained by the Audit Committee as the Bank’s independent certified accountant for the year ended December 31, 2006.

Audit fees. Audit fees include fees billed to the Bank by Dixon Hughes in connection with the annual audit of the Bank’s financial statements and review of the Bank’s interim financial statements, including assistance provided regarding the word processing of such financial statements. The aggregate fees billed or expected to be billed to the Bank by Dixon Hughes for audit services rendered to the Bank for the fiscal years ended December 31, 2004 and 2005 are $31,300 and $36,739, respectively.

Audit-Related fees. Audit related services consist principally of accounting consultations. The aggregate fees billed to the Bank by Dixon Hughes for audit-related services for the fiscal year ended December 31, 2004 and 2005 were $2,143 and $1,966, respectively.

Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Bank by Dixon Hughes for tax related services for the fiscal years ended December 31, 2004 and 2005 were $3,500 and $3,700, respectively.

All other fees. There were no additional fees billed to the Bank by Dixon Hughes during the fiscal years ended December 31, 2004 and 2005.

In accordance with the Audit Committee Charter, the Bank’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Bank’s independent auditors and the fees charged.

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Signatures

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STERLINGSOUTH BANK & TRUST COMPANY

By:	/s/ Ralph N. Strayhorn III	Date: March 29, 2006
Ralph N. Strayhorn III President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Ralph N. Strayhorn III	Date: March 29, 2006
Ralph N. Strayhorn III President, Chief Executive Officer, and Director

/s/ Allen T. Nelson, Jr.	Date: March 29, 2006
Allen T. Nelson, Jr. Principal Financial Officer

Date: March __, 2006
Jeffrey L. Beach Director

Date: March __, 2006
Frank Brenner Director

Date: March __, 2006
Dwight M. Davidson III Director

/s/ Charles T. Hagan III	Date: March 29, 2006
Charles T. Hagan III Director

/s/ Robert N. Johnston	Date: March 29, 2006
Robert N. Johnston Director

15

/s/ Randall Kaplan	Date: March 29, 2006
Randall Kaplan Director

/s/ Ann E. Kroupa	Date: March 29, 2006
Ann E. Kroupa Director

/s/ P. Harold O’Tuel	Date: March 29, 2006
P. Harold O’Tuel Director

/s/ Robert M. Peddrick	Date: March 29, 2006
Robert M. Peddrick Director

Date: March __, 2006
Thomas R. Sloan Director

/s/ Cindy L. Thompson	Date: March 29, 2006
Cindy L. Thompson Director

16

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Rule 13a-14(d)/15d-14(d)

I, Ralph N. Strayhorn III, certify that:

(1)	I have reviewed this annual report on Form 10-KSB of SterlingSouth Bank & Trust Company, a North Carolina bank (the “registrant”);

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 29, 2006	By:	/s/ Ralph N. Strayhorn III
Ralph N. Strayhorn III President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF PRINCIPAL ACCOUNTING OFFICER

Pursuant to Rule 13a-14(d)/15d-14(d)

I, Allen T. Nelson, Jr., certify that:

(1)	I have reviewed this annual report on Form 10-KSB of SterlingSouth Bank & Trust Company, a North Carolina bank (the “registrant”);

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 29, 2006	By:	/s/ Allen T. Nelson, Jr.
Allen T. Nelson, Jr. Principal Financial Officer

Exhibit 32

Section 1350 Certifications

Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-KSB (the “Report’) filed by SterlingSouth Bank & Trust Company (the “Issuer”) for the year ended December 31, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

STERLINGSOUTH BANK & TRUST COMPANY

Date: March 29, 2006	By:	/s/ Ralph N. Strayhorn III
Ralph N. Strayhorn III President and Chief Executive Officer

Date: March 29, 2006	By:	/s/ Allen T. Nelson, Jr.
Allen T. Nelson, Jr. Principal Financial Officer

STERLINGSOUTH BANK & TRUST COMPANY

2005 Annual Report

SterlingSouth Bank & Trust Company

SterlingSouth Bank & Trust Company

Report of Management

Dear Shareholders, Clients, and Friends:

Your Bank made tremendous strides during 2005 and has achieved record earnings for the calendar year and for the fourth quarter. Year-end net income was $1,368,000 or $1.07 per share compared with $360,000 or $0.31 per share earned during 2004. This represents a 280% increase in net income and a 245% increase in earnings per share. Total assets were $157.4 million as of December 31 compared with $123.0 million at year-end 2004, a 28% increase. Total loans outstanding increased 30% over 2004 to $125.8 million while deposits increased 29% to $132.7 million.

Fourth quarter net income at SterlingSouth Bank & Trust was $466,000 or $0.37 per share compared with $227,000 or $0.18 per share for the same quarter in 2004, an increase of $239,000 or 105%.

The increases in profitability for both the quarter and the year-end are a direct result of the growth in the Bank’s assets, deposits and improved net interest margin over the same periods in 2004. On a pre-tax basis, we have high expectations that this earnings and growth trend will continue through the first six months of 2006. We expect growth in after-tax net income as well, but the rate of growth will be slowed somewhat by the fact that the Bank’s earnings will become taxable this year.

We are very pleased to announce that SterlingSouth has entered into a definitive agreement to be acquired by BNC Bancorp, a $595 million bank holding company headquartered in Thomasville. BNC Bancorp is the parent company of the Bank of North Carolina, which operates eight full service banking offices throughout the Triad and surrounding areas. Under the terms of the agreement, each share of SterlingSouth Bank & Trust will be exchanged for 1.21056 shares of BNC Bancorp stock, subject to adjustment based on an average closing price of BNC Bancorp stock common stock prior to the merger. Based on the closing price of BNC Bancorp stock on February 7, 2006, SterlingSouth shareholders will receive stock valued at $23.36 for each share of SterlingSouth. In addition, the outstanding warrants to purchase SterlingSouth common stock may be surrendered upon closing of the merger, with their holders receiving cash equal to the difference between the exercise price of the warrants and the per share cash value of the merger consideration. The merger is subject to shareholder and regulatory approval. We expect the merger to be completed sometime in the third quarter.

If you are a shareholder you will be receiving additional information in the form of a joint proxy statement/prospectus in the future describing the advantages of the merger and the provisions of the merger agreement in significant detail. You are urged to read this joint proxy statement/prospectus and the registration statement, as well as other filings containing information about BNC Bancorp and SterlingSouth, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the securities filings that will be incorporated by reference into the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to W. Swope Montgomery, Jr., President and Chief Executive Officer, BNC Bancorp and Bank of North Carolina, 831 Julian Avenue, Thomasville, NC 27360 (336-476-9200), or to me at SterlingSouth Bank & Trust Company, 3202 Northline Avenue, Greensboro, NC 27408-7606 (336-433-5232).

If you are interested in information about the directors and executive officers of BNC Bancorp and their ownership of BNC Bancorp common stock, please review BNC Bancorp’s proxy statement, dated April 15, 2005, for its 2005 annual meeting of shareholders, as filed with the SEC on Schedule 14A at the SEC’s Internet site (http://www.sec.gov). Information about the directors and executive officers of SterlingSouth and their ownership of SterlingSouth common stock is set forth in our proxy statement, dated April 15, 2005, for our 2005 annual meeting of shareholders, as filed with the Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, Division of Bank Supervision

Washington, D.C., 20429. Additional information regarding the interests of those directors and executive officers may be obtained by reading the joint proxy statement/offering circular regarding the merger when it becomes available.

We are also pleased to announce that our third banking office will open on March 3rd at 112 North Elm St. in downtown Greensboro. We look forward to participating in the renaissance of this vibrant and growing market as the Triad’s first community bank to re-enter this market in many years.

We have completed the upgrade of NetTeller, our online banking platform. One of its many new features will allow you to pay bills through either NetTeller or Quicken® at no cost to you.

Thank you for your continued support of SterlingSouth Bank. Your patronage and use of the Bank’s products and services is tremendously important to our future growth and success.

Sincerely yours,

Ralph N. Strayhorn President & CEO	Thomas R. Sloan Chairman of the Board

SterlingSouth Bank & Trust Company

Selected Financial and Other Data

	At or for the Years Ended December 31,
	2005	2004	2003
	(Amounts in thousands, except per share data)
Operating Data:
Total interest income	$8,038	$4,758	$3,671
Total interest expense	3,065	1,622	1,573

Net interest income	4,973	3,136	2,098
Provision for loan losses	560	288	174

Net interest income after provision	4,413	2,848	1,924
Non-interest income	336	193	399
Non-interest expense	3,381	2,681	2,322

Net income	$1,368	$360	$1

Per share Data:
Earnings per share – basic	$1.07	$0.31	$—
Earnings per share – diluted	1.04	0.31	—
Book value	10.27	9.34	8.43
Selected Year-End Balance Sheet Data:
Loans	$125,751	$96,902	$76,661
Allowance for loan losses	1,666	1,248	983
Other earning assets	24,812	19,834	13,963
Total assets	157,550	123,000	94,275
Deposits	132,661	102,789	83,255
Borrowings	11,304	8,050	3,166
Stockholders’ equity	13,076	11,891	7,765
Selected Performance Ratios:
Return on average assets	.97%	0.34%	0.00%
Return on average equity	11.06%	3.37%	0.01%
Asset Quality Ratios:
Nonperforming loans to period-end loans	.35%	0.08%	0.00%
Allowance for loan losses to period-end loans	1.32%	1.29%	1.28%
Allowance for loan losses to nonperforming loans	382.99%	1,621.00%	NM
Nonperforming assets to total assets	.28%	0.06%	0.00%
Net loan charge-offs to average loans	.13%	0.03%	0.00%
Capital Ratios:
Total risk-based capital	11.06%	12.45%	11.25%
Tier 1 risk-based capital	9.83%	11.27%	10.00%
Leverage ratio	8.79%	10.11%	8.72%
Equity to assets ratio	8.30%	9.67%	8.24%
Other Data:
Number of banking offices	2	2	2
Number of full time equivalent employees	26	21	17

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

Management’s discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of SterlingSouth Bank & Trust Company (the “Bank”). It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

DESCRIPTION OF BUSINESS

SterlingSouth Bank & Trust Company is a North Carolina-chartered banking corporation. The Bank’s lending activities are oriented to commercial businesses as well as retail customers located in the greater Greensboro area. The Bank offers commercial, consumer, and mortgage lending products, business vehicle and equipment leasing along with the ability to structure these products to fit specialized needs. Deposit services offered by the Bank include business and personal checking and savings accounts and certificates of deposit. The Bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts. As of December 31, 2005, the Bank operated two full-service banking offices in Greensboro, North Carolina. A third full service banking office opened March 3, 2006 in downtown Greensboro.

FINANCIAL CONDITION

December 31, 2005 and 2004

During 2005 the Bank achieved another strong growth year, ending the year with total assets of $157.6 million, an increase of $34.6 million or 28% from the beginning of year total assets of $123.0 million. The growth in total assets was principally funded by inflows of deposits, which increased by $29.9 million to $132.7 million, up from $102.8 million at December 31, 2004. These increased deposits were the primary source of funding to support loan growth, as gross loans receivable grew by $28.9 million, and closed the year at $125.8 million. Liquid investments, consisting of cash and due from banks, interest-earning deposits, federal funds sold, and investment securities available for sale, totaled $26.2 million, or 16.7% of total assets, at December 31, 2005, representing an increase of $5.2 million from the beginning of year total of $21.0 million. Total stockholders’ equity at year-end was $13.1 million, enabling the Bank to maintain regulatory capital at levels deemed to be well capitalized under prompt corrective action provisions.

RESULTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

Overview. The Bank reported net income of $1.4 million for the year 2005, as compared with net income of $360,000 for 2004. This represents a year over year improvement of $1.0 million or $.76 per basic share. The improved performance resulted principally from an increase in net interest income which increased from $3.1 million for 2004 to $5.0 million for 2005.

Net Interest Income. Net interest income increased to $5.0 million for the year ended December 31, 2005, a $1.9 million or 61% increase from the $3.1 million earned in 2004. The Bank’s growth coupled with rising interest rates were the principal reasons for this improvement, as the yields earned on interest-earning assets increased at a greater rate than rates paid on interest-bearing liabilities. Average total interest-earning assets increased $31.3 million, or 30.4%, during 2005 as compared to 2004, while the average yield earned increased by 136 basis points from 4.61% to 5.97%. Average total interest-bearing liabilities increased by $28.2 million, consistent with the increase in interest-earning assets. The weighted average rate paid increased by 79 basis points from 1.84% to 2.63%. The increase in rates paid on interest bearing liabilities was primarily due to a increase in the average rates paid on certificates of deposit in 2005. For the year ended December 31, 2005, the Bank’s net interest margin was 3.69%, up 65 basis points from the net interest margin of 3.04% for the year ended December 31, 2004.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

Provision for Loan Losses. The Bank recorded a $560,000 provision for loan losses in 2005, representing an increase of $272,000 from the $288,000 provision made during 2004. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by Management. In evaluating the allowance for loan losses, Management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In both 2005 and 2004, the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $28.4 million in 2005 and by $20.0 million in 2004. The allowance for loan losses stood at 1.32% of total loans outstanding at December 31, 2005. There were $142,000 in loan charge-offs in 2005 and $24,000 in loan charge-offs in 2004. At December 31, 2005, there was $435,000 in non-accrual loans and $24,000 in restructured loans. At December 31, 2004, there was $77,000 in non-accrual loans, and no restructured loans.

Non-Interest Income. Non-interest income increased from $193,000 in 2004 to $336,000 for 2005, an increase of $143,000 or 74%. The largest component of non-interest income is fees earned for the origination of mortgage loans for other lenders, which increased $36,000 in 2005 to $128,000 as compared with $92,000 in 2004. Income from bank-owned life insurance increased to $119,000 in 2005 from $10,000 in 2004.

Non-Interest Expenses. Non-interest expenses totaled $3.4 million in 2005 as compared with $2.7 million in 2004, an increase of $700,000 or 26%. The primary reason for this increase was an increase in the volume of business activity and growth in the Bank’s customer base. All categories of non-interest expenses increased in 2005 because of this increase in business activity. In the aggregate, non-interest expenses as a percentage of average total assets were 2.40%, a significant improvement from 2.51% in 2004. Management expects that continued asset growth will result in increased non-interest expenses, but that the additional income derived from that asset growth will be well in excess of any resultant increases in costs and expenses.

Income Taxes. The Bank recorded no federal income tax expense for the years ended December 31, 2005 and 2004, despite having income before income taxes. The Bank was able to effectively utilize its net operating loss carry forwards to offset income. The Bank accrued $18,000 in state tax expense for the year ended December 31, 2005. The Bank expects to record federal and state income tax expense during 2006.

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities. The following table sets forth, for the years ended December 31, 2005 and 2004, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Nonaccrual loans are included in determining average loans outstanding.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

	Year Ended December 31, 2005			Year Ended December 31, 2004
	Average balance	Interest	Average Rate	Average balance	Interest	Average Rate
	(Amounts in thousands)
Interest-earning assets:
Loans	$112,883	$7,220	6.40%	$85,748	$4,243	4.95%
Investment securities	18,582	712	3.83%	12,959	453	3.50%
Other interest-earning assets	3,149	106	3.37%	4,557	62	1.36%

Total interest-earning assets	134,614	8,038	5.97%	103,264	4,758	4.61%

Other assets	6,450			3,458

Total assets	$141,064			$106,722

Interest-bearing liabilities:
Deposits:
Money market, NOW and savings	$32,761	359	1.10%	$32,825	212	0.64%
Time deposits over $100,000	32,153	1,049	3.26%	19,714	431	2.19%
Other time deposits	40,145	1,325	3.30%	30,846	854	2.77%
Borrowings	11,441	332	2.90%	4,904	125	2.55%

Total interest-bearing liabilities	116,500	3,065	2.63%	88,289	1,622	1.84%

Non-interest-bearing deposits	11,829			7,570
Other liabilities	362			192
Stockholders’ equity	12,373			10,671

Total liabilities and stockholders’ equity	$141,064			$106,722

Net interest income and interest rate spread		$4,973	3.34%		$3,136	2.77%

Net yield on average interest-earning assets			3.69%			3.04%

Ratio of average interest-earning assets to average interest-bearing liabilities	115.55%			116.96%

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earnings assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to
	Volume	Rate	Total
	(Amounts in thousands)
Interest income:
Loans	$1,538	$1,438	$2,977
Investment securities	207	52	259
Other interest-earning assets	(33)	78	44

Total interest income	1,712	1,568	3,280

Interest expense:
Deposits
Savings, NOW and money market	(2)	149	147
Time deposits over $100,000	340	278	618
Other time deposits	283	188	471
Borrowings	179	28	207

Total interest expense	799	644	1,443

Net interest income increase	$913	$924	$1,837

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

	Year Ended December 31, 2004 vs. 2003
	Increase (Decrease) Due to
	Volume	Rate	Total
	(Amounts in thousands)
Interest income:
Loans	$842	$187	$1,029
Investment securities	15	18	33
Other interest-earning assets	42	(17)	25

Total interest income	899	188	1,087

Interest expense:
Deposits
Savings, NOW and money market	34	(59)	(25)
Time deposits over $100,000	119	(94)	25
Other time deposits	160	(124)	36
Borrowings	13	—	13

Total interest expense	326	(277)	49

Net interest income increase	$573	$465	$1,038

ASSET/LIABILITY MANAGEMENT

The Bank’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions and by competition in the market place.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Bank’s earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Bank maintains, and has complied with, a Board approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, wholesale funding dependence, portfolio maturities, maturing assets and maturing liabilities. The Bank’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Bank has generally invested such funds in securities, primarily securities issued by governmental agencies, mortgage-backed securities and corporate obligations. The securities portfolio contributes to the Bank’s profits and plays an important part in the overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Bank with regard to proper management of its asset/liability program, the Bank’s management estimates its future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005 that are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2005
	3 Months or Less	Over 3 Months to 12 Months	Total Within 12 Months	Over 12 Months	Total
	(Amounts in thousands)
Interest-earning assets:
Loans	$90,109	$1,841	$91,950	$33,801	$125,751
Securities available for sale	500	1,386	1,886	16,333	18,219
Other earning assets	5,852	—	5,852	741	6,593

Total interest-earning assets	$96,461	$3,227	$99,688	$50,875	$150,563

Interest-bearing liabilities:
Savings, NOW and money market deposits	$37,492	$—	$37,492	$—	$37,492
Time deposits over $100,000	11,447	23,920	35,367	5,297	40,664
Other time deposits	7,242	21,903	29,145	12,623	41,768
Borrowings	3,304	8,000	11,304	—	11,304

Total interest-bearing liabilities	$59,485	$53,823	$113,308	$17,920	$131,228

Interest sensitivity gap	$36,976	$(50,596)	$(13,620)	$32,955	$19,335
Cumulative interest sensitivity gap	$36,976	$(13,620)	$(13,620)	$19,335	$19,335
Cumulative interest sensitivity gap as a percent of total interest-earning assets	24.56%	9.05%	9.05%	12.84%	12.84%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	162.16%	87.98%	87.98%	114.73%	114.73%

LIQUIDITY

The Bank’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Bank’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets (consisting of cash and due from banks, interest-earning deposits with other banks, federal funds sold and investment securities classified as available for sale) comprised 16.7% of total assets at December 31, 2005.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

The Bank has been a net seller of federal funds, as its liquidity has exceeded its need to fund new loan demand. Should the need arise, the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $8.3 million in federal funds. As a member of the Federal Home Loan Bank of Atlanta, the Bank may obtain secured advances up to 15% of its assets. As another source of short-term borrowings, the Bank also utilizes securities sold under agreements to repurchase (“repurchase agreements”). As of December 31, 2005, the Bank’s borrowings consisted of $11.0 million of Federal Home Loan Bank advances and $304,000 of repurchase agreements.

Total deposits were $132.7 million and $102.8 million at December 31, 2005 and 2004, respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 62% and 57% of total deposits at December 31, 2005 and 2004, respectively. Time deposits of $100,000 or more represented 31% and 23% of the Bank’s total deposits at December 31, 2005 and 2004, respectively. At December 31, 2005, the Bank had $3.4 million in time deposits from public entities and $16.2 million of brokered time deposits. Management believes most other time deposits are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

Management believes that the Bank’s current sources of funds provide adequate liquidity for its current cash flow needs.

CAPITAL

A significant measure of the strength of a financial institution is its capital base. Federal bank regulations have classified and defined capital into the following components: (1) Tier I capital, which includes common stockholders’ equity and qualifying preferred equity, and (2) Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines that require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that the Bank maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 4.0%. The Bank’s equity to assets ratio was 8.30% at December 31, 2005. As the following table indicates, at December 31, 2005, the Bank exceeded regulatory capital requirements.

	At December 31, 2005
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Total risk-based capital ratio	11.06%	8.00%	10.00%
Tier 1 risk-based capital ratio	9.83%	4.00%	6.00%
Leverage ratio	8.79%	4.00%	5.00%

Management expects that the Bank will remain “well-capitalized” for regulatory purposes, although there can be no assurance that additional capital will not be required in the future as a result of growth or other factors.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

ASSET QUALITY AND THE ALLOWANCE FOR LOAN LOSSES

The Bank’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. Amounts received on non-accrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. On December 31, 2005 there were $435,000 in non-accrual loans and $24,000 in restructured loans. The majority of the non-accrual balance was due to one large commercial loan for $380,000. There was $77,000 in non-accrual loans and no restructured loans at December 31, 2004.

The Bank’s allowance for loan losses is maintained at a level considered adequate by management to provide for anticipated loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Additional information regarding the Bank’s allowance for loan losses and loan loss experience are presented in Note D to the accompanying financial statements.

CRITICAL ACCOUNTING POLICY

The Bank’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Bank’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain.

OFF-BALANCE SHEET ARRANGEMENTS

Information about the Bank’s off-balance sheet risk exposure is presented in Note J to the accompanying financial statements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, we are not involved in any unconsolidated SPE transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note B to the financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

SterlingSouth Bank & Trust Company

Management’s Discussion and Analysis

FORWARD-LOOKING INFORMATION

Statements contained in this Annual Report, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Bank with the Federal Deposit Insurance Corporation from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “might,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank’s operations, pricing, products and services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

SterlingSouth Bank & Trust Company

Greensboro, North Carolina

We have audited the accompanying balance sheets of SterlingSouth Bank & Trust Company (the “Bank”) as of December 31, 2005 and 2004 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SterlingSouth Bank & Trust Company as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
March 24, 2006

STERLINGSOUTH BANK & TRUST COMPANY

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	(Amounts in thousands, except share data)
ASSETS
Cash and due from banks	$2,157	$1,665
Interest-earning deposits with banks	231	61
Federal funds sold	5,621	1,294
Investment securities available for sale, at fair value (Note C)	18,219	17,930
Loans & Leases (Note D)	125,751	96,902
Allowance for loan losses	(1,666)	(1,248)

NET LOANS	124,085	95,654
Accrued interest receivable	558	374
Bank premises and equipment (Note E)	2,502	2,390
Stock in Federal Home Loan Bank of Atlanta, at cost	741	549
Bank-owned life insurance	3,129	3,010
Other assets	307	73

TOTAL ASSETS	$157,550	$123,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$12,737	$10,224
Savings	337	289
Money market and NOW	37,155	33,670
Time (Note F)	82,432	58,606

TOTAL DEPOSITS	132,661	102,789
Repurchase agreements	304	50
Advances from the Federal Home Loan Bank (Note G)	11,000	8,000
Accrued expenses and other liabilities	509	270

TOTAL LIABILITIES	144,474	111,109

Commitments (Notes D, E and J)
Stockholders’ equity (Notes B and I):
Common stock, $5 par value, 6,000,000 shares authorized; 1,273,276 shares issued and outstanding	6,366	6,366
Additional paid-in capital	6,905	6,905
Retained earnings (deficit)	49	(1,319)
Accumulated other comprehensive loss	(244)	(61)

TOTAL STOCKHOLDERS’ EQUITY	13,076	11,891

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$157,550	$123,000

See accompanying notes.

STERLINGSOUTH BANK & TRUST COMPANY

STATEMENTS OF OPERATIONS

Years Ended December 31, 2005 and 2004

	2005	2004
	(Amounts in thousands, except share and per share data)
INTEREST INCOME
Loans	$7,220	$4,243
Investments	712	453
Federal funds sold and deposits in other banks	106	62

TOTAL INTEREST INCOME	8,038	4,758

INTEREST EXPENSE
Money market, NOW and savings deposits	359	212
Time deposits	2,374	1,285
Federal funds purchased and repurchase agreements	8	4
Advances from the Federal Home Loan Bank	324	121

TOTAL INTEREST EXPENSE	3,065	1,622

NET INTEREST INCOME	4,973	3,136
PROVISION FOR LOAN LOSSES (Note D)	560	288

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,413	2,848

NON-INTEREST INCOME
Fees from presold mortgages	128	92
Income from bank-owned life insurance	119	10
Gain on sale of investment securities	—	34
Other	89	57

TOTAL NON-INTEREST INCOME	336	193

NON-INTEREST EXPENSE
Salaries and employee benefits	1,946	1,441
Occupancy and equipment (Note E)	523	495
Advertising and promotion	65	35
Data processing and outside service fees	373	318
Supplies, telephone and postage	120	113
Insurance	53	49
Other	301	230

TOTAL NON-INTEREST EXPENSE	3,381	2,681

INCOME BEFORE INCOME TAXES	1,368	360
INCOME TAXES (Note H)	—	—

NET INCOME	$1,368	$360

NET INCOME PER COMMON SHARE
BASIC	$1.07	$.31

DILUTED	$1.04	$.31

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	1,273,276	1,180,123

DILUTED	1,321,144	1,180,123

See accompanying notes.

STERLINGSOUTH BANK & TRUST COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005 and 2004

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other com- prehensive income (loss)	Total stockholders’ equity
	Shares	Amount
	(Amounts in thousands, except share data)
Balance at December 31, 2003	920,819	$4,604	$4,819	$(1,679)	$21	$7,765
Comprehensive income:
Net income	—	—	—	360	—	360
Unrealized holding losses on available for sale securities, net of tax of $13	—	—	—	—	(82)	(82)

Total comprehensive income						278

Proceeds from sale of common stock	352,457	1,762	2,086	—	—	3,848

Balance at December 31, 2004	1,273,276	6,366	6,905	(1,319)	(61)	11,891
Comprehensive income:
Net income	—	—	—	1,368	—	1,368
Unrealized holding losses on available for sale securities, net of tax of $153	—	—	—	—	(183)	(183)

Total comprehensive income						1,185

Balance at December 31, 2005	1,273,276	$6,366	$6,905	$49	$(244)	$13,076

See accompanying notes.

STERLINGSOUTH BANK & TRUST COMPANY

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2004

	2005	2004
	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,368	$360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	193	180
Provision for loan losses	560	288
Gain on sale of available for sale securities	—	(34)
Income from bank-owned life insurance	(119)	(10)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	(184)	(117)
(Increase) decrease in other assets	(81)	12
Increase (decrease) in accrued expenses and other liabilities	239	194

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,976	873

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of available for sale securities	(3,964)	(12,899)
Net increase in loans and leases	(28,935)	(20,201)
Proceeds from sale of available for sale securities	—	1,261
Proceeds from maturities and prepayments of available for sale securities	3,302	4,192
Purchases of bank premises and equipment	(324)	(149)
Investment in bank owned life insurance	—	(3,000)
Proceeds from sale of bank equipment	—	11
Purchase of Federal Home Loan Bank stock	(192)	(353)

NET CASH USED BY INVESTING ACTIVITIES	(30,113)	(31,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposit accounts	29,872	19,534
Proceeds from the sale of common stock	—	3,848
Net change in federal funds purchased and repurchase agreements	254	(216)
Advances from the Federal Home Loan Bank, net	3,000	5,100

NET CASH PROVIDED BY FINANCING ACTIVITIES	33,126	28,266

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,989	(1,999)
CASH AND CASH EQUIVALENTS, BEGINNING	3,020	5,019

CASH AND CASH EQUIVALENTS, ENDING	$8,009	$3,020

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,937	$1,542

Unrealized loss on investment securities available for sale	$(183)	$(82)

See accompanying notes.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - ORGANIZATION AND OPERATIONS

SterlingSouth Bank & Trust Company (the “Bank”) was incorporated October 9, 2000 and began banking operations on October 16, 2000. The Bank is engaged in general commercial and retail banking in the Piedmont area of North Carolina, principally Guilford County, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

In certain instances, amounts reported in prior years’ financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-earnings deposits with banks, and federal funds sold.

Investment Securities Available for Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of any applicable deferred tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific-identification method. Declines in the fair value of investment securities held to maturity and investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Leases

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Lease receivables consist primarily of direct financing leases on rolling stock and equipment. Lease receivables are stated at the total amount of lease payments receivable plus guaranteed residual balances, less unearned income. Recognition of income over the lives of the lease contracts approximates the interest method. The Bank classifies loans and leases past due when payment of principal and interest based upon contractual terms is greater than 15 days delinquent. The accrual of interest on impaired loans and leases is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans and leases are removed from non-accrual status when they become current as to both principal and interest and concern no longer exists as to the collectibility of principal and interest.

Allowance for Loan Losses

The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management’s internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Sales of Mortgage Loans

The Bank originates single family, residential first mortgage loans on a presold basis. The Bank recognizes certain origination and service release fees upon the sale which are reported as fees from presold mortgages in non-interest income on the statement of operations.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which are 3 – 10 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases, including extensions, or the estimated useful lives of the improvements, whichever is shorter. Amortization periods for leasehold improvements range from 7 – 40 years. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Bank estimated that fair value equals cost and that this investment was not impaired.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Per Share Results

Basic net income per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares and warrants that would have been outstanding if dilutive potential common shares and warrants had been issued, as well as any adjustment to income that would result from the assumed issuance.

In the Bank’s private placement offering of common stock in 2004, one warrant was issued for every share subscribed, resulting in the issuance of 352,217 warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $12.50 per share. All warrants expire after three years, although the Bank may call the warrants at any time after the first year of issuance. If called, warrant holders will have forty-five days to exercise the warrants.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Results (Continued)

A reconciliation of the denominators of the basic and diluted EPS computations is as follows:

	Years Ended December 31,
	2005	2004
Basic EPS denominator - Weighted average number of common shares outstanding during period	1,273,276	1,180,123
Add:
Effect of dilutive outstanding options	28,132	—
Effect of dilutive outstanding warrants	19,736	—

Diluted EPS denominator	1,321,144	1,180,123

For the year ended December 31, 2005, options to purchase an additional 3,000 shares of common stock were outstanding, but were not included in the computation of diluted earnings per share because their inclusion would have had an antidilutive effect. For the year ended December 31, 2004, options and warrants to purchase an additional 166,282 and 352,217 shares of common stock respectively, were outstanding, but were not included in the computation of diluted earnings per share because their inclusion would have had an antidilutive effect.

Comprehensive Income

The Bank reports as comprehensive income all changes in stockholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Bank’s only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

The components of other comprehensive loss are as follows:

	Years Ended December 31,
	2005	2004
	(Amounts in thousands)
Unrealized holding losses on available-for-sale securities arising during the year	$(336)	$(61)
Tax effect	153	1
Reclassification adjustment for gains realized in income	—	(34)
Tax effect	—	12

Net unrealized losses	$(183)	$(82)

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plans have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, will provide pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

	2005	2004
	(Amounts in thousands, except per share data)
Net income:
As reported	$1,368	$360
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(126)	(82)

Pro forma net income	$1,242	$278

Basic net income per share:
As reported	$1.07	$0.31
Pro forma	.98	0.24
Diluted net income per share:
As reported	$1.04	$0.31
Pro forma	0.94	0.24

Recent Accounting Pronouncements

In November 2003, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03- 01”). EITF 03-01 provided guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP EITF 03-1-b”) to delay the requirement to record impairment losses EITF 03-1. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-01 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” This FSP is to be applied to reporting periods beginning after December 15, 2005. The Bank is in process of evaluating the impact of this FSP.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(r) (“SFAS No. 123(r)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(r) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period of the period the employee will be retirement eligible. SFAS No. 123(r) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (“ESPPs”). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (“SEC”) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(r) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(r) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Bank adopted SFAS No. 123(r) on January 1, 2006.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which contains guidance on applying the requirements in SFAS No. 123(r). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(r) is adopted. The Bank adopted SAB 107 on January 1, 2006. SFAS No. 123(r) and SAB 107 are expected to have a material effect on the Bank’s financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Bank adopted SFAS No. 154 on January 1, 2006 with no expected material effect on its financial statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the financial statements of the Bank and monitors the status of changes to and proposed effective dates of exposure drafts.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, at December 31, 2005 and 2004 follow:

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agencies	$6,400	$—	$(105)	$6,295
Mortgage-backed securities	12,215	2	(293)	11,924

	$18,615	$2	$(398)	$18,219

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agencies	$5,391	$1	$(16)	$5,376
Mortgage-backed securities	12,600	23	(69)	12,554

	$17,991	$24	$(85)	$17,930

Investment securities with a carrying value of $3.0 million were pledged to secure borrowings, repurchase agreements and public funds deposits at December 31, 2005.

There were no sales of investment securities during the year ended December 31, 2005. Gross realized gains on sales of investment securities were $34,000 during 2004. Proceeds from sales of investment securities in 2004 were $1,261,000.

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. At December 31, 2005, the unrealized losses relate to nine U.S. government agency securities and sixteen mortgage-backed securities, of which six agencies had continuous unrealized losses for twelve months or more, and eight mortgage-backed securities had continuous unrealized losses for twelve months or more. At December 31, 2004, the unrealized losses relate to four U.S. government agency securities and nine mortgage-backed securities, of which two of each category of such securities had continuous unrealized losses for more than twelve months. The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates since the securities were purchased. The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, none of the securities are deemed to be other than temporarily impaired.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE C - INVESTMENT SECURITIES (Continued)

	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
December 31, 2005
Securities available for sale:
U.S. government agencies	$3,345	$57	2,950	$48	$6,295	$105
Mortgage-backed securities	5,511	99	6,255	194	11,766	293

Total temporarily impaired securities	$8,856	$156	$9,205	$242	$18,061	$398

	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
December 31, 2004
Securities available for sale:
U.S. government agencies	$989	$8	$1,992	$8	$2,981	$16
Mortgage-backed securities	7,569	56	1,516	13	9,085	69

Total temporarily impaired securities	$8,558	$64	$3,508	$21	$12,066	$85

The amortized cost and fair values of securities available for sale at December 31, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value	Weighted Average/ Yield
	(Amounts in thousands)
Securities available for sale:
U.S. government agency securities:
Due within one year	$1,901	$1,886	3.46%
Due after one but within five years	4,499	4,409	3.56%

	6,400	6,295	3.53%

Mortgage-backed securities:
Due after one but within five years	142	142	5.07%
Due after five but within ten years	3,186	3,084	3.96%
Due after ten years	8,887	8,698	4.54%

	12,215	11,924	4.40%

Total securities available for sale:
Due within one year	1,901	1,886	3.46%
Due after one but within five years	4,642	4,551	3.99%
Due after five but within ten years	3,187	3,084	3.96%
Due after ten years	8,887	8,698	4.54%

	$18,615	$18,219	4.19%

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE D - LOANS AND LEASES

Following is a summary of loans and leases at December 31, 2005 and 2004:

	2005		2004
	Amount	Percent of total	Amount	Percent of total
	(Amounts in thousands)
Real estate loans, net of unearned income:
One to four family residential	$14,046	11.2%	$10,339	10.7%
Multi-family residential and commercial	30,598	24.3%	24,217	25.0%
Construction	28,164	22.4%	22,109	22.7%
Home equity lines of credit	17,019	13.5%	16,432	17.0%

Total real estate loans	89,827	71.4%	73,097	75.4%

Other loans, net of unearned income:
Commercial and industrial	19,802	15.8%	16,423	16.9%
Leases	6,127	4.9%	1,127	1.2%
Loans to individuals	9,995	7.9%	6,255	6.5%

Total other loans and leases	35,924	28.6%	23,805	24.6%

Total loans and Leases	125,751	100.0%	96,902	100.0%

Less allowance for loan and lease losses	(1,666)		(1,248)

Total loans and Leases, net	$124,085		$95,654

Unearned income totaled $1.0 million and $239,000 at December 31, 2005 and 2004, respectively.

Loans are primarily made in Guilford County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

Non-accrual loans were $435,000 and $77,000 at December 31, 2005 and 2004, respectively. Impaired loans at December 31, 2005 and 2004, respectively, consisted entirely of non-accrual loans. The majority of the non-accrual balance was due to one large commercial loan for $380,000. Subsequent to year-end, the Bank received payment in full for the $380,000 non-accrual balance. Restructured loans were $24,000 at December 31, 2005. There were no restructured loans at December 31, 2004.

An analysis of the allowance for loan and lease losses is as follows:

	Years Ended December 31,
	2005	2004
	(Amounts in thousands)
Beginning balance	$1,248	$984
Add:
Provision for loan and lease losses	560	288
Recoveries of previous charge-offs	—	—
Less:
Loans and leases charged-off	142	24

Ending balance	$1,666	$1,248

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE D - LOANS AND LEASES (Continued)

Following is a summary of the allocation of the allowance for loan losses to the indicated categories of loans and the percentage that all loans in each category bears to total loans outstanding:

	At December 31,
	2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans
	(Amounts in thousands)
One to four family residential	$61	11.2%	$31	10.7%
Multi-family residential and commercial	402	24.3%	303	25.0%
Construction	371	22.4%	221	22.7%
Home equity lines of credit	142	13.5%	164	17.0%
Commercial and industrial	336	15.8%	246	16.9%
Leases	66	4.9%	18	1.2%
Loans to individuals	99	7.9%	78	6.5%

Total allocated	1,477	100.0%	1,061	100.0%

Unallocated	189		187

Total	$1,666		$1,248

At December 31, 2005, the Bank had loan commitments outstanding of $6.4 million and pre-approved but unused lines of credit totaling $43.0 million. In management’s opinion, these unused lines of credit and undisbursed proceeds on loans in process reflected above represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows (amounts in thousands):

Balance at December 31, 2004	$8,322
Loan disbursements	12,531
Loan repayments	(10,549)

Balance at December 31, 2005	$10,304

At December 31, 2005, the Bank had pre-approved but unused lines of credit totaling $735,000 to executive officers, directors and their related interests.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE E - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2005 and 2004:

	2005	2004
	(Amounts in thousands)
Leasehold improvements	$1,964	$1,821
Furniture and equipment	1,246	1,077
Software	24	14

	3,234	2,912
Less accumulated depreciation	(732)	(522)

Total	$2,502	$2,390

Depreciation and amortization amounting to $212,000 and $190,000 for the years ended December 31, 2005 and 2004, respectively, is included in occupancy and equipment expense.

The Bank leases the land for its principal branch office on Northline Avenue. The lease is for an initial ten-year term commencing on March 11, 2002 with an option at the end of the initial lease term to renew for six additional successive terms of five years each. The lease requires monthly rental payments of $5,208 for the first sixty months and $5,626 for the final sixty months.

The Bank leases its other office location on Dover Road under a non-cancelable operating lease that expired August 1, 2005. On August 10, 2005, the Bank renewed the lease for an additional thirty months commencing on September 1, 2005. Monthly rental payments are $4,943. The lease contains no additional renewal options.

On November 18, 2005, SterlingSouth Bank executed a lease to open a new full service banking office located in Downtown Greensboro in March 2006. Lease payments are scheduled to commence in January 2006 and will be $3,000 per month subject to an adjustment on each anniversary date. The initial term of the lease is for 60 months with an option at the end of the initial term to renew for five additional successive terms of three years each.

Future minimum lease payments under these operating leases for the years ending December 31 are as follows (amounts in thousands):

2006	$160
2007	163
2008	114
2009	103
2010	103
Thereafter	2,561

Total minimum lease payments	$3,204

Rent expense for the years ended December 31, 2005 and 2004 was approximately $125,000 for each year and is included in occupancy and equipment expense. During 2005, the Bank began subleasing part of its Northline Avenue location. Rental income amounted to $6,000 at December 31, 2005.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE F - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more for the years ended December 31, 2005 and 2004 was $40.7 million and $23.9 million, respectively. Interest expense on such deposits aggregated $1.1 million and $431,000 in 2005 and 2004, respectively. At December 31, 2005, the scheduled maturities of time deposit are as follows:

	Less than $100,000	$100,000 or more	Total
	(Amounts in thousands)
Three months or less	$7,248	$11,447	$18,695
Over three months through twelve months	22,059	25,028	47,087
Over one year through three years	12,461	4,189	16,650

	$41,768	$40,664	$82,432

NOTE G - BORROWINGS

The Bank has available a line of credit totaling $24.2 million with the Federal Home Loan Bank of Atlanta. Advances on this line, all of which are at fixed interest rates, consisted of the following at December 31: (amounts in thousands):

Interest Maturity	Outstanding Rate	At December 31,
		2005	2004
April 17, 2006	2.43%	$3,000	$3,000
September 14, 2006	2.91%	5,000	5,000
January 27, 2010	3.97%	3,000	—

		$11,000	$8,000

Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by pledged loans with a carrying value of $49.6 million at December 31, 2005.

The Bank had $304,000 and $50,000 in repurchase agreements at December 31, 2005 and 2004, respectively. The outstanding interest rate was 3.2% at December 31, 2005. Repurchase agreements have a daily maturity and are secured by pledged securities with a carrying value of approximately $500,000 at December 31, 2005.

The Bank also has available lines of credit totaling $8.3 million from correspondent banks at December 31, 2005.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE H - INCOME TAXES

The significant components of the provision for income taxes for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
	(Amounts in thousands)
Current tax provision	$18	$—
Deferred tax provision	474	141

Provision for income tax expense before adjustment to deferred tax asset valuation allowance	492	141
Decrease in valuation allowance	(492)	(141)

Net provision for income taxes	$—	$—

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2005	2004
	(Amounts in thousands)
Tax computed at the statutory federal rate	$465	$123
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	64	17
Adjustment to deferred tax asset valuation allowance	(492)	(141)
Bank-owned life insurance	(41)	—
Other permanent differences	4	1

Provision for income taxes	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2005 and 2004 are as follows:

	2005	2004
	(Amounts in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$582	$410
Pre-opening costs and expenses	—	43
Net operating loss carryforwards	18	448
Unrealized losses on AFS securities	153	1
Deferred compensation	20	—
Other	7	5

Total deferred tax assets	780	907
Less valuation allowance	(263)	(755)

Total deferred tax assets	517	152

Deferred tax liabilities relating to:
Premises and equipment differences	(135)	(152)
Leases	(192)	—
Prepaids	(18)	—
Other	(1)	—

Total deferred tax liabilities	(346)	(152)

Net deferred tax asset	$171	$—

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE H - INCOME TAXES (Continued)

The net deferred tax asset is included in other assets on the accompanying December 31, 2005 and 2004 balance sheets.

During 2005, the Bank, effectively utilized all of its net operating loss carryforwards for state income taxes. As a result of state taxable income exceeding the carryforwards, the Bank accrued $18,000 for state income taxes. The Bank has net operating loss carryforwards of approximately $52,000 expiring at various dates through 2021, which are available to offset future federal taxable income.

NOTE I - REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE I - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject, as set forth below:

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
December 31, 2005:
Total Capital (to Risk-Weighted Assets)	$14,987	11.1%	$10,838	8.0%	$13,547	10.0%
Tier I Capital (to Risk-Weighted Assets)	13,321	9.8%	5,419	4.0%	8,128	6.0%
Tier I Capital (to Average Assets)	13,321	8.8%	6,065	4.0%	7,581	5.0%
December 31, 2004:
Total Capital (to Risk-Weighted Assets)	$13,201	12.5%	$8,485	8.0%	$10,606	10.0%
Tier I Capital (to Risk-Weighted Assets)	11,953	11.3%	4,242	4.0%	6,363	6.0%
Tier I Capital (to Average Assets)	11,953	10.1%	4,727	4.0%	5,909	5.0%

NOTE J - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank’s exposure to off-balance sheet credit risk as of December 31, 2005 is as follows:

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$6,400,000
Undisbursed lines of credit	43,000,000

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE K - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, bank-owned life insurance, deposit accounts, advances from the Federal Home Loan Bank, and repurchase agreements. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks, Interest-Earning Deposits with Banks and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits with banks, certificates of deposits with banks, and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Stock in Federal Home Loan Bank of Atlanta

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock, and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

Bank-owned Life Insurance

The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE K - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Deposits

The fair value of demand, savings, money market and NOW deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

Advances from Federal Home Loan Bank

The fair value of these advances is based upon the discounted present value using current rates at which borrowings of similar maturity could be obtained.

Repurchase Agreements

The carrying amount for repurchase agreements approximates fair value because of the short maturities of those instruments.

Accrued Interest

The carrying amount of accrued interest is considered to approximate fair value.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Amounts in thousands)
Financial assets:
Cash and due from banks	$2,157	$2,157	$1,665	$1,665
Interest-earning deposits with banks	231	231	61	61
Federal funds sold	5,621	5,621	1,294	1,294
Investment securities available for sale	18,219	18,219	17,930	17,930
Loans	124,085	123,174	95,654	94,178
Stock in the Federal Home
Loan Bank of Atlanta	741	741	549	549
Accrued interest receivable	558	558	374	374
Bank-owned life insurance	3,129	3,129	3,010	3,010
Financial liabilities:
Deposits	$132,661	$126,062	$102,789	$102,839
Advances from the Federal
Home Loan Bank	11,000	10,894	8,000	8,484
Repurchase agreements	304	304	50	50
Accrued interest payable	274	274	146	146

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE L - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Plan

During 2001, the Bank adopted a 401(k) Plan whereby substantially all employees participate in the Plan. The Bank makes matching contributions equal to 25 percent of the first 4 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a three-year period. For the years ended December 31, 2005 and 2004, expense attributable to the Plan amounted to $19,000 and $11,000, respectively.

Stock Option Plans

During 2001 the Bank adopted, with shareholder approval, an Employee Stock Option Plan (the “Employee Plan”) and a Director Nonstatutory Stock Option Plan (the “Director Plan”). Each plan makes available options to purchase 92,082 shares of the Bank’s common stock for an aggregate number of common shares reserved for options of 184,164. The exercise price of all options granted to date range from $11.00 - $13.95. The options granted under each Plan vest over a period of up to five years. All unexercised options expire ten years after the date of grant. A summary of the Bank’s option plans as of and for the years ended December 31, 2005 and 2004 is as follows:

	Shares Available for Future Grants	Outstanding Options
		Number Outstanding	Weighted Average Exercise Price
At December 31, 2003	53,382	130,782	$11.00
Options granted	(43,500)	43,500	11.00
Options exercised	—	—	—
Options forfeited or expired	8,000	(8,000)	11.00

At December 31, 2004	17,882	166,282	$11.00
Options granted	(3,000)	3,000	13.65
Options exercised	—	—	—
Options forfeited or expired	—	—	—

At December 31, 2005	14,882	169,282	$11.05

There were 161,982 and 106,125 exercisable options outstanding at December 31, 2005 and 2004, respectively, with a weighted average exercise price of $11.01 and $11.00 for each year. At December 31, 2005, the weighted average remaining life of total options outstanding and of total exercisable options was 6.23 years and 6.11 years, respectively. In December 2005, the Board of Directors approved to accelerate the vesting of approximately 29,000 outstanding options.

The weighted-average grant-date fair value of options granted in 2005 and 2004 was $3.60 and $1.93, respectively. These values were determined as of the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 4.32% and 2.75%, respectively, a dividend yield of 0%, volatility of 20.2% and 0%, respectively, and an expected life of seven years.

STERLINGSOUTH BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE L - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Defined Contribution Retirement Plan

In 2005, The Bank established an unfunded supplemental executive retirement plan for selected officers of the Bank that provides benefits that cannot be paid from qualified retirement plan benefits due to Internal Revenue Code restrictions. The plan is nonqualified under Internal Revenue Code and any assets used to fund the plan benefit payments are not segregated from other assets of the Bank; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor. Although the retirement plan is technically unfunded, insurance policies on the lives of certain covered employees partially finance future benefits. At December 31, 2005, the Bank had an accrued liability of approximately $51,000 for this plan.

Other

The Bank has entered into employment agreements with selected members of management to ensure a stable and competent management base. The agreements range from 1 – 3 years and provide for benefits as spelled out in the contracts. If the agreements are terminated, except for cause, the member of management may be entitled to certain vested benefits, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreements, the Bank or any successor to the Bank will be bound to the terms of the contracts.

NOTE M - SUBSEQUENT EVENTS

On February 6, 2006, BNC Bancorp (BNC) (Nasdaq: BNCN) and SterlingSouth Bank & Trust Company entered into an Agreement and Plan of Reorganization and Merger pursuant to which BNC will acquire SterlingSouth. The transaction is subject to approval of the shareholders of both BNC and SterlingSouth and approval by federal and state regulatory authorities and other conditions customary for transactions of this type.

The definitive agreement provides that SterlingSouth shareholders would receive 1.21056 shares of BNC common stock (subject to adjustment based on an average closing price of BNC common stock prior to the merger) for each share of SterlingSouth common stock owned. In addition, the outstanding options and warrants to purchase SterlingSouth common stock may be surrendered upon closing of the merger, with their holders receiving cash equal to the difference between the exercise price of the options or warrants and the per share cash value of the merger consideration.

SterlingSouth Bank & Trust Company

Management and Bank Personnel

DIRECTORS

Jeffrey L. Beach	P. Harold O’Tuel
President and CEO	Vice-Chairman of the Board
Premiere Finishing & Coating, LLC	SterlingSouth Bank & Trust Company
President/Owner
Frank Brenner	Greensboro Industrial Platers,
President	Brame International,
Atlantic Scrap & Processing, LLC	Aspen Gate Corporation, and
Plandome Properties, LLC
Dwight M. Davidson III
President	Ralph N. Strayhorn III
Engineered Plastics, Inc.	President & CEO
SterlingSouth Bank & Trust Company
Charles T. Hagan III
Attorney	Cindy L. Thompson
Nexsen Pruet Adams Kleemeier, PLLC	President
Financial Drivers
Robert N. Johnston
President	Robert M. Peddrick
Johnston Properties, Inc	Partner
Davenport Marvin Joyce & Co, LLP
Randall R. Kaplan
Chief Executive Officer	Thomas R. Sloan
Capsule Group, LLC	Chairman of the Board
SterlingSouth Bank & Trust Company
Ann E. Kroupa	Chairman, (Retired)
Retired Executive	Essilor Laboratories of America
Lucent Technologies, Inc.

SterlingSouth Bank & Trust Company

Management and Bank Personnel

Management and Staff

Carol P. Alexander	James G. Kenerly	Jared L. Spencer
Loan Administrative Assistant	Assistant Vice President	Controller
Branch Manager

Nicole K. Armstrong	Craig S. Linville	Debbi M. Stemple
Loan Administrative Assistant	Vice President	Executive Assistant
	Director of Mortgage Lending	Human Resources Director

Tammy C. Barbee	Courtney B. Maynor	Stephanie L. Stein
Financial Services Partner	Loan Operations Officer	Personal Banking Partner

Denise M. Berger	Cameron G. Messick	Theresa P. Stover
Personal Banking Partner	Personal Banking Partner	Personal Banking Partner

Renee P. Boles	Allen T. Nelson, Jr.	Patricia M. Strickland
Banking Officer	Senior Vice President	Senior Vice President
Branch Manager	Chief Financial Officer	Chief Operations Officer

Jim K. Bowman	Thomas M. Nelson	Ralph N. Strayhorn III
Senior Vice President	Executive Vice President	President and
Commercial Loan Officer	Chief Credit Officer	Chief Executive Officer

Cynthia T. Compton	Lou M. Nunn	Jill K. Sullivan
Personal Banking Partner	Vice President	Leasing Administrator
Branch Manager

Shirley B. Crawford	Debra C. Poland	Marty V. Swain
Loan Administrative Assistant	Operations Assistant	Personal Banking Partner

Tracie M. Griffin	Greta D. Scott	G. Curtis Weaver
Operations Assistant	Personal Banking Partner	Senior Vice President
Director of Leasing

Heather L. Grossnickle	Angela D. Smith	Mary B. Young
Senior Vice President	Mortgage Loan Administrator	Operations Assistant
Commercial Real Estate

James J. Harris	William S. Smith III
Senior Vice President	Vice President
Commercial Loan Officer	Credit Review Officer

SterlingSouth Bank & Trust Company

General Corporate Information

Office Locations

Corporate Office and Branch		Full Service Banking Office
3202 Northline Avenue		1110 Dover Road
Greensboro, North Carolina 27408		Greensboro, North Carolina 27408

Full Service Banking Office
112 N. Elm Street
Greensboro, North Carolina 27401
(Opened March 3, 2006)
Stock Transfer Agent		Regulatory and Securities Counsel
SunTrust Bank, Atlanta		Maupin Taylor, P.A.
Mail Code 258		3200 Beechleaf Court, Suite 500
P.O. Box 4625		Raleigh, North Carolina 27604
Atlanta, Georgia 30302

Independent Auditors
Dixon Hughes PLLC
2501 Blue Ridge Road, Suite 200
Raleigh, North Carolina 27607

Annual Stockholders Meeting

The annual meeting of the stockholders of SterlingSouth Bank & Trust Company will be held at 5:30 p.m. on Tuesday, June 22, 2006 at SterlingSouth Bank & Trust Company, 3202 Northline Avenue, Greensboro, North Carolina.

Common Stock

The Bank had 1,273,276 shares of common stock outstanding, which were held by approximately 640 holders of record as of December 31, 2005. To date, the Bank has not paid any cash dividends. North Carolina banking law requires that dividends be paid out of retained earnings.

Market for Common Stock

From November 2000 to August 2004, because there was no publicly traded market for the Bank’s common stock, the Bank facilitated purchases and sales of the Bank’s shares of common stock. All sales during this period, to the knowledge of management, were at a price of $11.00 per share. In August 2004, the Bank’s common stock commenced trading on the over-the-counter market and is listed on the OTC “Bulletin Board” under the symbol “SSBT.OB”. FIG Partners, LLC of Atlanta, Georgia is one of several market makers for the common stock. The following table sets forth the range of trading prices for each quarter of 2005:

	High	Low
First Quarter	$13.00	$12.05
Second Quarter	13.25	12.98
Third Quarter	13.50	12.85
Fourth Quarter	17.00	13.50

Annual Report on Form 10-KSB

A copy of SterlingSouth Bank’s 2005 Annual Report on Form 10-KSB, as filed with the Federal Deposit Insurance Corporation, is available without charge to stockholders upon written request to Ralph N. Strayhorn III, President and Chief Executive Officer, SterlingSouth Bank, 3202 Northline Avenue, Greensboro, North Carolina 27408.

Equal Opportunity Employer

As an equal opportunity employer, SterlingSouth Bank & Trust Company is committed to recruiting, hiring, training and promoting persons in all job classifications, without regard to race, color, religion, sex, national origin, age, disability or veteran status.

This Annual Report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation’s rules and regulations. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.